Exhibit 10.11

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on January 26, 2018 by and among Meili Auto Holdings Limited, an exempted company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”), Huachang Finance Lease (China) Co., Ltd. (华昌融资租赁（中国）有限公司), a company duly incorporated and validly existing under the laws of the People’s Republic of China (“PRC” or “China”) (the “Domestic Enterprise”), Key View Investments Limited, an exempted company duly incorporated and validly existing under the laws of Hong Kong (the “Investor”) and South Hope Industry Co., Ltd. (南方希望实业有限公司), a company incorporated and validly existing under the laws of the PRC (the “New Hope PRC”).

Each of the parties listed above is referred to herein individually as a “Party” and collectively, as the “Parties”.

RECITALS

A.

The Company, the Domestic Enterprise, the Investor and certain parties thereto have entered into a Series B Share Purchase Agreement on (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Company shall have the right to issue, allot and sell to one or more investors identified by the Founder Party (as defined in the Purchase Agreement) up to US$50,000,000 worth of Series B Preferred Shares at a per share price of US$1.4057.

B.	The Investor desire to purchase 35,569,881 Series B Preferred Shares for a total purchase price of US$50,000,000 from the Company.

C.	Capitalized terms used and not defined herein shall have the same meaning as ascribed to them in the Purchase Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.     Sale and Purchase of Shares.

1.1    Agreement to Purchase and Sale. At the Closing (as defined below), the Company shall sell to the Investor, and the Investor shall purchase from the Company 35,569,881 Series B Preferred Shares (the “Purchased Shares”) for a total purchase price of US$50,000,000 (the “Purchase Price”) with a per share price of US$1.4057.

1.2    Closing. The sale and purchase of the Purchased Shares as contemplated by this Agreement (the “Closing”) shall take place via the remote exchange of electronic documents and signatures within five (5) Business Days after the date of this Agreement (the date on which the Closing occurs, the “Closing Date”).

1.3    Closing Deliverables. the Company shall deliver or cause to be delivered the items set forth in Section 2.5(a) of the Purchase Agreement to the Investor at the Closing as the Purchase Agreement agreed, including but not limited to (i) a duly issued share certificate evidencing the issuance to the Investor of the Purchased Shares subscribed by the Investor; and (ii) a certified true copy of the Company’s updated register of members, reflecting the Investor as the record shareholder of the Purchased Shares subscribed by the Investor, certified by the registered agent of the Company.

2.    Payment Arrangements.

2.1    Deposit.

(i)    On or prior to the Closing, New Hope PRC will pay an amount equal to the RMB equivalents of US$50,000,000 by wire transfer in immediately available funds in RMB to a bank account designated by the Domestic Enterprise as a deposit (the “Deposit”). The exchange rate shall be the middle rate of USD against RMB published by the People’s Bank of China on the payment date. Upon receipt of the Deposit by the Domestic Enterprise, the Investor shall be deemed to have performed the obligations to pay the Purchase Price in accordance with Section 7.4 of the Purchase Agreement as well as to deliver or cause to be delivered to the Company the aggregate purchase price amount in accordance with Section 2.5(b) of the Purchase Agreement, without having any negative impact on the Purchase Agreement.

(ii)    As soon as practicable but in any event no later than the submission of application documents of an IPO by the Company, the Investor shall pay or cause to be paid the Purchase Price of US$50,000,000 in immediately available funds in USD to a bank account designated by the Company (“Offshore Payment”). At the time of receipt of the Offshore Payment by the Company, the Domestic Enterprise shall simultaneously return the Deposit in the same RMB amount to an entity designated by the Investor.

2.2    Conversion. To the extent that the shareholders of the Company duly resolve that the current VIE structure be removed prior to the payment of the Offshore Payment, subject to the agreement among the Parties, New Hope PRC or the entity designated by New Hope PRC is entitled to convert the Deposit into equity interests in the Domestic Enterprise so that New Hope PRC or the entity designated by New Hope PRC has the same shareholding percentage in the Domestic Enterprise as the percentage that the Investor would have in the Company immediately after the Closing. Under such circumstance in the preceding sentence, the Investor shall no longer be required to pay the Offshore Payment and shall no longer be entitled to any dividend, distribution or other payment in respect of the equity interests it holds in the Company.

3.    Entire Agreement. This Agreement shall form an integral part of the Purchase Agreement in respect of the Company and the Investor and shall be equally authentic as the Purchase Agreement in respect of the Company and the Investor. In the event of any conflict or discrepancy between the provisions of this Agreement and the Purchase Agreement, the provisions of this Agreement shall prevail.

4.    Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region of China (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

5.    Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days of the commencement of such negotiations, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in effect at the time of the arbitration, which rules are deemed to be incorporated by reference in this Section 4. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Rules. The language of the arbitration shall be Chinese. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.    Notice. Any notice required or permitted hereunder shall be given in accordance with the notice provisions in the Purchase Agreement.

7.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.    Miscellaneous. The parties hereby agree that, in the event that New Hope or its Affiliates exercise the call options under the Series B Shares Purchase Agreement, the New Hope shall be entitle to pay the purchase price under the way set forth in this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	MElLI AUTO HOLDINGS LIMITED

By: /s/ LIU Yannan
Name: LIU Yannan (刘雁南)
Title: Authorized Signatory

DOMESTIC ENTERPRISE:	HUACHANG FINANCE LEASE (CHINA) CO., LTD. (华昌融资租赁（中国）有限公司)

By: [Seal]
Name:
Title: Legal Representative

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:	Key View Investments Limited

	By:	/s/ YANG Li
	Name:	YANG Li
	Title:	Authorized Signatory

NEW HOPE PRC:	SOUTH HOPE INDUSTRY CO., LTD. (南方希望实业有限公司)

	By:	[Seal]
Name:
	Title:	Authorized Representative

signature pages of share purchase agreement